                                                                     Exhibit 4.1





                               PURCHASE AGREEMENT




                                     BETWEEN


                            MONARCH RESOURCES LIMITED


                                       AND


                              HECLA MINING COMPANY










                                  May 17, 1999

                                TABLE OF CONTENTS



ARTICLE 1 INTERPRETATION

 1.1  Definitions
 1.2  Other Words, Phrases and Descriptions
 1.3  Headings
 1.4  Currency
 1.5  Time
 1.6  Knowledge and Awareness
 1.7  Gender and Number
 1.8  Schedules
 1.9  Interpretation of Agreement

ARTICLE 2 PURCHASE OF PURCHASED ASSETS

 2.1  Purchase and Sale
 2.2  Purchase Price
 2.3  Payment of Purchase Price
 2.4  Post-Closing Adjustment
 2.5  Venezuelan IVM Tax Refund

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE VENDOR

 3.1  Representations and Warranties of the Vendor
 3.2  Survival of Representations and Warranties
 3.3  Limitations on Warranty Claims

ARTICLE 4 REPRESENTATIONS, WARRANTIES OF THE PURCHASER

 4.1  Representations and Warranties of the Purchaser
 4.2  Survival of Representations and Warranties
 4.3  Limitations on Warranty Claims

ARTICLE 5 INTERIM PERIOD

 5.1  Conduct of Business - Advisory Committee
 5.2  Access
 5.3  Confidentiality
 5.4  Non-Solicitation
 5.5  Registration and Listing of the Hecla Shares
 5.6  Trading Limitation of Purchased Shares

ARTICLE 6 CONDITIONS OF CLOSING

 6.1  Conditions to the Obligations of the Purchaser
 6.2  Waiver or Termination by Purchaser
 6.3  Conditions to the Obligations of the Vendor
 6.4  Waiver or Termination by Vendor

ARTICLE 7 CLOSING

 7.1  Vendor's Deliveries
 7.2  Purchaser's Deliveries
 7.3  Place of Closing
 7.4  Closing Procedure
 7.5  Return of Data

ARTICLE 8 GENERAL

 8.1  Cross-Indemnity
 8.2  Vendor's Indemnity
 8.3  Indemnity Limitations
 8.4  Provisions Relating to Indemnity Claims
 8.5  Further Assurances
 8.6  Notice
 8.7  Amendment or Variation
 8.8  Expenses
 8.9  Counterparts
 8.10 Assignment
 8.11 Entire Agreement

                               PURCHASE AGREEMENT

          THIS AGREEMENT is made as of the 17th day of May 1999.

BETWEEN:

          MONARCH RESOURCES LIMITED, a corporation incorporated under the laws of Bermuda (the "Vendor")

AND:

          HECLA MINING COMPANY, a corporation incorporated under the laws of Delaware U.S.A.

          (the "Purchaser")



WITNESSES THAT WHEREAS:




A.         The  Vendor  is the registered and beneficial owner of the  Purchased

Shares (as hereinafter defined); and







B.         The  Purchaser wishes to purchase and the Vendor wishes to  sell  the

Purchased Shares on the terms and conditions contained herein;







          NOW  THEREFORE  in  consideration  of  the  premises  and  the  mutual agreements  contained  herein  and other good and  valuable  consideration,  the receipt  and  sufficiency  of  which  is acknowledged  by  the  Vendor  and  the

Purchaser, the Vendor and the Purchaser warrant, represent, covenant  and  agree as follows:

                                    ARTICLE 1

                                 INTERPRETATION


1.1   Definitions:   In  this Agreement, unless the subject  matter  or  context requires otherwise:



     "Business"  means  the  business carried on by  MRIL  which  comprises  the ownership,  operation and administration of the Mine  and  the  Exploration

     Property;



     "Business  Day"  means  any  day that is not a  Saturday,  a  Sunday  or  a statutory holiday in Ontario;



     "Chattels"  means all the personal property associated with  the  Business,

     including but not limited to the personal property listed in Schedule "A";



     "Closing  Date"  means  such  date as is agreed  for  the  closing  of  the transaction  of purchase and sale between the Vendor and the Purchaser  and which  is  not  more  than 75 days after the date of  this  Agreement  and,

     failing  agreement, which will be the day which is the 75th day  after  the date of this Agreement;



     "Encumbrances"  means  mortgages,  charges,  pledges,  security  interests,

     liens,  encumbrances, actions, claims, demands and equities of  any  nature whatsoever  or  howsoever arising and any rights or privileges  capable  of becoming any of the foregoing;



     "Environmental Laws" means any laws relating, in whole or in part,  to  the protection  of  human  health  or the protection  and  enhancement  of  the environment,  on-site or off-site contamination, the release  of  Hazardous

     Substances  or  dealing  with  Hazardous Substances,  occupational  safety,

     product  liability,  public  health, public safety  and  transportation  of dangerous goods;

     "Exploration  Property"  means the mineral claims, concessions,  and  other forms  of  mineral  tenure located in Venezuela and Mexico,  owned  by  the

     Subsidiaries, all as more particularly described in Schedule "B".



     "Financial Statements" means the unaudited financial statements of MRIL and the  audited  financial statements of the Subsidiaries for the  year  ended

     December 31, 1998 attached as Schedule "L" hereto;



     "Governmental  Body"  means  any domestic or  foreign,  national,  federal,

     provincial,  state, municipal or other local government  or  body  and  any division,  agent, commission, board, or authority of any quasi-governmental or  private  body  exercising any statutory, regulatory,  expropriation  or taxing  authority  under  the authority of any of the  foregoing,  and  any domestic, foreign, international, judicial, quasi-judicial, arbitration  or administrative court, tribunal, commission, board or panel acting under the authority of any of the foregoing;



     "Hazardous  Substances"  means those contaminants, substances,  pollutants,

     wastes  and  special wastes which presently, or at any time  prior  to  the

     Closing  Date, are regulated under any Environment Laws, or are  hazardous,

     toxic,  or a threat to public health or to the environment, whether or  not defined  as  such  under any applicable Environmental  Laws  including  any radioactive materials, asbestos, polychlorinated biphenyls;



     "Hecla Shares" has the meaning ascribed to that term in Section 2.3;

     "Indemnified Party" means the party which has an Indemnity Claim;



     "Indemnifying  Party" means the party against whom an  Indemnity  Claim  is brought;



     "Indemnity  Claim" means a claim by either the Vendor or the Purchaser  for indemnification by the other pursuant to Section 8.1 or 8.2;



     "Interim  Period"  means the period from and including  the  date  of  this

     Agreement to and including the Time of Closing;



     "Lands"  means  the interests in real property, mining property  and  other

     tenements   comprising  the  Business  owned  or  held  by  MRIL   or   the

     Subsidiaries, as more particularly described in Schedule "C";



     "Local  Laws" means the laws of the Republic of Venezuela and the  laws  of

     Mexico.



     "Material  Adverse  Effect"  means a change which  has  or  would  have  an unfavorable  effect on the Business the financial impact  of  which  is  or would be greater than seventy five thousand dollars ($75,000).



     "Material   Contracts"   means  the  material  contracts   and   agreements

     (including,  without limitation, material royalty agreements  and  material agreements pursuant to which any of the Lands are held or being acquired or

     under   which   any  other  party  is  acquiring  an  interest)   and   all

     modifications, extensions and renewals thereof, entered into by or  binding upon  MRIL  or relating to the Business, as more particularly described  in

     Schedule "D".



     "Mine"  means the underground gold mine known as "La Camorra" and described in Schedule "B";

     "MRIL" means Monarch Resources Investments Limited, a corporation organized and  existing  under the laws of Bermuda and, unless the context  otherwise requires,  means  Monarch Resources Investments Limited together  with  the

     Subsidiaries;



     "Order"  means  any control order, stop order, pollution  abatement  order,

     pollution prevention order, remedial order, instruction, pollution  control order  or  other  administrative complaint, direction,  order  or  sanction

     issued,  filed  or  imposed  by  a  Governmental  Body  pursuant   to   any

     Environmental Laws;



     "Permits"  means  the permits, licenses, approvals and other  consents  and permissions necessary or required to carry on the Business;



     "Permitted Encumbrances" means any of the following Encumbrances:



     (a)  Encumbrances for taxes, rates, assessments or governmental charges or levies not at the time due or which total less than seventy five thousand dollars ($75,000) in the aggregate and the validity of which is being contested in good faith by appropriate proceedings;



     (b)  undetermined or inchoate Encumbrances incidental to current construction or current operations, a claim for which shall not have been registered or of which notice in writing shall not at the time have been given pursuant to any mechanics lien or similar legislation or any Encumbrance a claim for which, although registered or notice of which, although given, relates to obligations not overdue or delinquent which is shown on the Financial Statements or otherwise disclosed to the Purchaser;

     (c)  easements,  rights  of  way,  servitudes,  prohibitions,  limitations,

          licences,  or other similar rights in land granted to or  reserved  by other  persons  which do not materially impair the usefulness  of  the

          Businesses;



     (d)  all rights reserved to or vested in Corporacion Venezolana de Guayana,

          a  Venezuelan corporation owned by the government of the  Republic  of

          Venezuela ("CVG"), the Ministry of Energy and Mines, a division of the government  of  the  Republic  of Venezuela  ("MEM"),  and  La  Cuesta

          International,  S.A.  de C.V., a Mexican corporation  ("LCI")  by  the terms  of any lease, licence, franchise, grant or permit held  by  any person  or  by  any statutory provision to terminate any  such  lease,

          licence,  franchise,  grant or permit or to require  annual  or  other periodic  payments  as a condition of the continuance  thereof  or  to distrain  against or to obtain a charge on any property or  assets  of the  person in the event of failure to make any such annual  or  other periodic payments;



     (e)  title  defects  or  irregularities which are of  a  minor  nature  and individually  or  in  the  aggregate will not  materially  impair  the usefulness of all or any substantial portion of the Property;



     (f)  such other Encumbrances listed in Schedule "E" hereto;



     "Property"  means,  collectively, the Mine, the Exploration  Property,  the

     Chattels, the Lands and the Rights;

     "Purchase Price" has the meaning ascribed thereto in Section 2.2;



     "Purchased  Shares" means all of the issued and outstanding shares  in  the capital of MRIL and described in Schedule "F";



     "Purchaser's  Attorneys"  means Michael B. White,  Esq.,  Purchaser's  Vice

     President - General Counsel, and, as to securities laws issues relating  to issuance  and resale of the Hecla Shares, means Ballard, Spahr,  Andrews  &

     Ingersoll;



     "Rights" means all right, title and interest of MRIL in and to the Material

     Contracts, the Permits, bank accounts, and any intellectual property  owned or used by MRIL in connection with the Business;



     "Royalty  Agreement" means the royalty agreement substantially in the  form attached hereto as Appendix 2 pursuant to which the Purchaser will grant to the Vendor on the Closing Date the royalties specified therein;



     "Subscription   Agreement"   means   the   share   subscription   agreement

     substantially in the form attached hereto as Appendix 1 pursuant  to  which the Hecla Shares will be issued to the Vendor on the Closing Date;



     "Subsidiaries"  means  Monarch  Minera Suramericana,  C.A.,  a  corporation organized and existing under the laws of Venezuela and Monarch Resources de

     Mexico,  S.A. de C.A., a corporation organized and existing under the  laws of Mexico.



     "Third  Party  Liability" means a claim made against either the  Purchaser,

     MRIL  or the Vendor after the Closing Date for which the Purchaser  or  the

     Vendor, as applicable, may be entitled to indemnity by the other under this

     Agreement;

     "Time  of Closing" means 11:00 a.m. (Toronto time) on the Closing  Date  or such other time as the parties shall agree to;



     "Vendor's Attorneys " means Appleby, Spurling & Kempe in Bermuda and Fasken

     Campbell Godfrey in Canada; and



     "Warranty  Claim" means a claim made by either the Purchaser or the  Vendor based  on  or  with  respect  to the inaccuracy  or  non-performance,  non-

     fulfilment  or breach of any representation or warranty made by  the  other party  contained  in  this  Agreement  or  contained  in  any  document  or certificate  given  in  order  to carry out the  transactions  contemplated hereby.



1.2   Other Words, Phrases and Descriptions: In this Agreement, unless otherwise expressly provided:



     (a)  "this Agreement", "hereof", "hereunder" and similar expressions refer to this purchase agreement, as it may from time to time be supplemented or amended, and where applicable, to an appropriate

          Schedule or Schedules hereto, and to any particular Article, Section,

          Subsection or other portion hereof and include any agreement or instrument supplemental or ancillary hereto;


     (b)  all references to designated "Articles", "Sections", "Subsections",

          "Schedules" and other subdivisions are to the designated Articles,

          Sections, Subsections, Schedules and other subdivisions of this

          Agreement; and

     (c)  the word "including", when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather is to be construed to refer to all other terms or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.



1.3   Headings:  The headings and the division of this Agreement into  Articles,

Sections,  Subsections  or other subdivisions are for convenience  of  reference only  and  are not intended to interpret, define or limit the scope,  extent  or intent of this Agreement or any provision hereof.



1.4   Currency:   All  references to currency mean lawful money  of  the  United

States  of  America and all amounts to be paid or calculated  pursuant  to  this

Agreement  are to be paid or calculated in lawful money of the United States  of

America unless otherwise stated.



1.5   Time:  Time will be of the essence of this Agreement and every part hereof and no extension or variation of this Agreement will operate as a waiver of this provision.

1.6   Knowledge and Awareness:  Any reference herein to "the knowledge" or  "the awareness"  of  the Vendor will be deemed to mean the actual knowledge  of  Hans

Rheinheimer, President of the Vendor; Lester Knight, Chief Financial Officer  of

the  Vendor;  Jose  Luis Joves, General Manager of Monarch Minera  Suramericana;

C.A., Peter Morton, General Manager of the Mine; David Howe, Chief Geologist  of

the  Mine;  and  Peter  MacLean,  Senior Geologist  of  the  Mexico  Exploration

Property.



1.7   Gender  and  Number:   Words importing any gender include  the  masculine,

feminine  and neuter gender. Words in the singular include the plural  and  vice versa.  Words importing persons include individuals, partnerships, associations,

trusts, unincorporated organizations and corporations and vice versa.



1.8   Schedules:    The following Schedules and Appendices annexed  hereto  form part of this Agreement and are incorporated herein by reference:

          Schedule "A"   -    Chattels (to be delivered at closing)
          Schedule "B"   -    Mine/Exploration Property
          Schedule "C"   -    Lands
          Schedule "D"   -    Material Contracts
          Schedule "E"   -    Permitted Encumbrances
          Schedule "F"   -    Purchased Shares
          Schedule "G"   -    Vendor Approvals
          Schedule "H"   -    Purchaser Approvals
          Schedule "I"   -    Claims and Potential Claims
          Schedule "J"   -    Employees and Collective Agreements
          Schedule "K"   -    Bank Accounts
          Schedule "L"   -    Financial Statements
          Schedule "M"   -    Directors, Officers and Employees
          Schedule "N"   -    March 31, 1999 Unaudited  Balance Sheet of MRIL
          Appendix 1     -    Subscription Agreement
          Appendix 2     -    Royalty Agreement

1.9   Interpretation  of  Agreement:  The following rules  will  be  applied  in interpreting this Agreement:



     (a)  this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, as the case may be;



     (b)  if any provision of this Agreement is declared or found to be invalid,

          illegal or unenforceable, in whole or in part, it will be severable from this Agreement to the extent of such invalidity, illegality or unenforceability and the remainder of this Agreement will be construed as if such invalid, illegal or unenforceable provision had been deleted from this Agreement; and



     (c)  this Agreement and all matters arising hereunder, except with respect to matters arising pursuant to the Subscription Agreement, Appendix 1 to this Agreement, and the Royalty Agreement, Appendix 2 to this

          Agreement, will be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein. All disputes arising under this Agreement will be referred to the courts of competent jurisdiction of Ontario and the Vendor and the Purchaser hereby attorn to the jurisdiction of courts of competent jurisdiction of Ontario.

                                    ARTICLE 2

                          PURCHASE OF PURCHASED ASSETS



2.1   Purchase and Sale:  The Vendor hereby agrees to sell, assign and  transfer the  Purchased  Shares  to  the Purchaser and the  Purchaser  hereby  agrees  to purchase  the Purchased Shares, all in accordance with and subject to the  terms and conditions set forth in this Agreement.



2.2   Purchase Price: The price (the "Purchase Price") payable by the  Purchaser to  the Vendor for the Purchased Shares will be $25,000,000, plus the rights  to be assigned to the Vendor pursuant to Section 2.5.



2.3  Payment of Purchase Price: The Purchase Price will be paid by the Purchaser as follows:



     (a)  $9,000,000  shall be paid in cash by certified check or by  electronic transfer of funds to the Vendor or its nominee at the Time of Closing;

          and


     (b)  $16,000,000 shall be paid by the delivery to the Vendor at the Time of

          Closing of a share certificate in the name of the Vendor or its bare nominee representing the valid issuance to the Vendor of such number of $0.25 par value common shares in the capital of the Purchaser having a value of $16,000,000 based on the weighted average closing price of the Purchaser's common shares on the New York Stock Exchange during the 20 consecutive trading days immediately preceding the last

          Business Day prior to the Closing Date (the "Hecla Shares"), all in accordance with the Subscription Agreement.

2.4   Post-Closing Adjustment. The Purchase Price set forth in  Section  2.2  is based  upon the Net Assets (as hereinafter defined) of MRIL as reflected on  the unaudited  balance  sheet  as of March 31, 1999 (the  "March  31,  1999  Balance

Sheet")  furnished  by  Vendor, a copy of which is  included  in  Schedule  "N",

attached  hereto.   The  parties shall determine and  make  adjustment  for  any difference  in  Net Assets as of March 31, 1999, and the Net Assets  as  of  the

Closing  Date  as  reflected on the Final Balance Sheet (as  defined  below)  as follows:



     (a)  Final  Balance Sheet.       Within twenty (20) days after the  Closing

          Date,  Vendor  shall furnish to Purchaser a balance sheet  as  of  the

          Closing Date (the "Closing Date Balance Sheet") prepared by Vendor  in a manner consistent with the March  31,  1999  Balance  Sheet, and shall make  available  all  work papers,  schedules,  and documents which were  used  or  developed  to arrive at the conclusions set forth in the Closing Date Balance Sheet. The Purchaser shall have twenty (20) days after receipt of the Closing Date Balance Sheet to notify the Vendor that it wishes  to  have  the Closing Date Balance

          Sheet  reviewed  by  independent  accountants designated  by  the

          Purchaser.  If the Purchaser does  not  give  such notice, the Closing

          Date Balance Sheet shall be the "Final Balance Sheet" for all purposes hereunder.  If the  Purchaser  gives  such notice,  it shall cause its independent accountants  at Purchaser's expense to complete its review and submit a report to the Vendor  and the  Purchaser  within thirty

          (30) days, and shall make available  all work  papers, schedules, and documents which were developed to  arrive at the conclusions set forth in such report.  The Vendor shall
          have  twenty  (20) days after receipt of such report during  which  to advise the Purchaser that it disputes such report.  If the Vendor does not  give  such notice, the Closing Date Balance Sheet as modified  by such  report  shall  be  the "Final Balance Sheet"  for  all  purposes

          hereunder.   If  the Vendor gives such notice, the Purchaser  and  the

          Vendor  shall  use their best efforts in good faith  to  resolve  such

          dispute   by  negotiation.   If  such  dispute  is  not  resolved   by

          negotiation, the dispute shall be submitted as promptly as practicable to a final review firm of Certified Public Accountants, which shall be an  impartial  independent  accounting firm of  nationally  recognized

          standing  selected  jointly  by the Purchaser  and  the  Vendor.   The

          decision of such final review firm, shall be the "Final Balance Sheet"

          for  purposes of this Agreement.  The cost of any such final audit  or review  hereunder shall be borne equally by the parties.  The  parties agree  that  the  Closing Date Balance Sheet and Final  Balance  Sheet

          shall  be  prepared  in  accordance with Canadian  generally  accepted accounting principles consistently applied.



     (b)  Post-Closing Payment.  By the tenth day after the determination of the

          Final Balance Sheet, the parties shall hold a post-closing, either  by mail,  telephone  or in person, at a mutually agreeable  location  and date (the "Post-Closing Date").  On the Post-Closing Date, the parties shall  determine  the  Net  Assets of MRIL  on  the  Closing  Date  as

          reflected  on  the Final Balance Sheet.  If there is a  difference  of more  than fifty thousand dollars ($50,000) between the Net Assets  on the  Final Balance Sheet and the Net Assets set forth in the March 31,

          1999  Balance Sheet, the Vendor or the Purchaser, as the case may  be,

          shall pay the entire amount of such difference as an adjustment to the other party by wire or interbank transfer of immediately available federal funds within three (3) Business Days following the Post-Closing Date.



     (c)  Net  Assets.   The term "Net Assets" of MRIL shall mean the  value  of

          MRIL's  total  assets  excluding property,  plant  and  equipment  and accumulated  depreciation, and excluding the value added  tax  effect,

          minus  the  value of MRIL's total liabilities (excluding  intercompany payables/receivables), all as reflected on the March 31, 1999  Balance

          Sheet attached hereto as Schedule "N", or on the Final Balance Sheet.



2.5   Venezuelan IVM Tax Refund.  On the Closing Date, the Purchaser shall cause

MRIL to assign to the Vendor a one-half interest in and to any proceeds realized from  the  refund,  if  any, of unrecorded tax inputs  paid  by  Vendor  to  the government  of  Venezuela for Impuestos al Consumo Suntuario y  Ventas  a  Mayor

("IVM")  from  January  1,  1998 and prior to the  Closing  Date.   The  parties

anticipate  that an appeal through the courts of Venezuela may be  necessary  to realize  the  refund,  and  the date of completion  of  the  process  cannot  be

accurately  predicted.   Prior  to  the Closing  Date,  the  Advisory  Committee

established  pursuant  to  Section  5.1 of this  Agreement  shall  be  consulted regarding  the  resolution of this matter.  After the  Closing  Date,  Purchaser shall  cause MRIL diligently to pursue this matter to its conclusion, and Vendor shall  cooperate with Purchaser therein.  All Purchaser's costs associated  with resolution  of  this matter shall be deducted from the proceeds  of  any  refund prior  to the division thereof, and Purchaser shall consult with Vendor to cause

Vendor's  share  of  such  refund to be distributed in a  tax  efficient  manner acceptable to both Purchaser and Vendor, acting reasonably.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR



3.1   Representations  and Warranties of the Vendor: The Vendor  represents  and warrants  to  the Purchaser as follows, and acknowledges that the  Purchaser  is relying upon the following representations and warranties in connection with its purchase of the Purchased Shares:



     (a)  Incorporation and Existence.  The Vendor, MRIL and each of the

          Subsidiaries each is a corporation duly incorporated and validly existing in all respects under the laws of its jurisdiction of incorporation.  MRIL and each of the Subsidiaries have, or at the Time of Closing will have, the requisite corporate power and authority to carry on its Business and to own its Property.



     (b)  Action by Vendor's Board of Directors.  The Board of Directors of  the

          Vendor  has  duly  adopted  a  resolution approving  the  transactions contemplated  by this Agreement and, subject to its fiduciary  duties,

          will recommend that the Vendor's shareholders approve the transactions contemplated by this Agreement.



     (c)  Validity of Agreement.



          (i)  Subject to receipt of shareholder approval the Vendor has all necessary corporate power and authority to enter into and perform its obligations under this Agreement.

          (ii) The execution, delivery and performance by the Vendor of this

               Agreement and the consummation of the transactions contemplated herein has been duly authorized by all necessary corporate action on the part of the Vendor subject to the receipt of shareholder approval.  The Vendor will use its reasonable efforts, having regard to the fiduciary duties of its directors; to obtain the approval of its shareholders for the transactions contemplated herein.


         (iii) This Agreement constitutes a legal, valid and binding obligation of the Vendor and is enforceable against the Vendor in accordance with its terms, subject to:


               A.   any applicable bankruptcy, insolvency, winding-up,

                    reorganization, arrangement, moratorium or other similar

                    laws affecting creditors' rights generally;


               B.   the general principles of equity, including the fact that

                    equitable remedies may only be awarded in the discretion of a court; and


               C.   the approval of the Vendor's shareholders.


     (d)  Contractual and Regulatory Approvals. Except as disclosed in  Schedule

          "G",  the Vendor is under no obligation, contractual or otherwise,  to request or obtain the consent of any person, and no permits, licenses,

          certifications,  authorizations or approvals of, or notifications  to,

          any Governmental Body, shareholder or other person are required to  be obtained by the Vendor:

          (i)  in  connection with the execution, delivery or performance by the

               Vendor  of  this  Agreement  or the  completion  of  any  of  the transactions contemplated herein;



          (ii) to  avoid the cancellation, loss or delay in the granting of  any

               Permit  which  is  material  to the Business  by  reason  of  the completion of the transactions contemplated herein; or



         (iii) in order that the authority of MRIL to carry on its Business in  the  ordinary  course  and in the same  manner  as  presently conducted  remains in good standing and in full force and  effect as  of and following the closing of the transactions contemplated herein.



     (e)  Good  Standing. MRIL and each of the Subsidiaries will at the Time  of

          Closing  be  duly  licensed, registered, and  qualified  and  in  good standing as a corporation under the laws of those jurisdictions  where the Business is currently carried on.



     (f)  MRIL Equity Holdings.  At the Time of Closing, MRIL will be the beneficial owner of record of all outstanding shares in the capital of the Subsidiaries with good marketable title thereto, free and clear of all Encumbrances other than the Permitted Encumbrances.  Other than its equity interest in the Subsidiaries, at the Time of Closing, MRIL will have no equity interest in and will not control, through stock ownership or otherwise, any corporation, partnership, joint venture or other business entity and the Subsidiaries will have no equity interest in and will not control, through stock ownership or otherwise, any corporation, partnership, joint venture or other business entity.

     (g)  No  Conflicts.  The  execution and delivery  of  this  Agreement,  the consummation of the transactions among the parties contemplated hereby and the due observance and performance by the Vendor of its obligations herein:



          (i)  will not conflict with or result in a breach of or violate any of the terms, conditions or provisions of the constating

               documents or by-laws or any directors' or shareholders'

               resolution of the Vendor or MRIL;


         (ii)  will not conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order,

               injunction, decree, regulation or ruling of any court or

               Governmental Body to which the Vendor or MRIL is subject; and


        (iii)  will not violate or conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default)

               under any Material Contract which individually or in the

               aggregate would have a Material Adverse Effect.


     (h)  Vendor's Title to Purchased Shares.  The Purchased Shares are owned by the Vendor as the beneficial owner of record, with good and marketable title thereto, free and clear of all Encumbrances. The

          Vendor has the full power and authority to sell, transfer and assign to the Purchaser the Purchased Shares and to vest in the Purchaser a good, valid and subsisting title in and to the Purchased Shares, free and clear of all Encumbrances.  No person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual)

          capable of becoming an agreement or option for:

          (i)  the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares or other securities of MRIL or any of the Subsidiaries;


         (ii)  the purchase from the Vendor or MRIL of any issued shares or other securities of MRIL or any of the Subsidiaries, other than the Purchaser as contemplated herein; or


        (iii)  the purchase or other acquisition from MRIL or any of the

               Subsidiaries of any of its undertaking, property or assets, other than in the ordinary course of business.


     (i)  Transfer  of Purchased Shares.  Upon payment of the Purchase Price  by the  Purchaser pursuant to the provisions hereof, the Purchased Shares will  be duly sold and transferred to the Purchaser as fully paid  and non-assessable shares in the capital of MRIL.



     (j)  Land Titles.



          (i)  All of the interests in real property, mining properties other than as set forth in Schedule "B" and other tenements comprising the Business owned or held by MRIL are listed in Schedule "C",

               and Schedule "C" is a materially complete and accurate

               description of such interests.



          (ii) MRIL is the legal and beneficial owner of the Lands free and clear of all Encumbrances, except the Permitted Encumbrances.

     (k)  Chattels.  MRIL is the legal and beneficial owner of the Chattels free and clear of all Encumbrances except Permitted Encumbrances.



     (l)  Permits.  MRIL possesses all material Permits necessary or required to own its Property and operate its Business as presently operated.



     (m)  Mine and Exploration Property.



          (i)  The Mine and the Exploration Property were duly, properly and legally awarded to the Subsidiaries and all right, title and interest thereto, save for those limitations provided by Local

               Laws or in the mining rights, is fully, absolutely and

               unconditionally vested in the Subsidiaries, subject only to

               Permitted Encumbrances.  All material procedures of Local Laws applicable to mining matters and the award of mining rights have been complied with in all material respects, by the Subsidiaries in respect of the Mine and the Exploration Property. To the best of Vendor's knowledge all fees, taxes, duties and other

               applicable contributions under the mining laws of the relevant jurisdiction and other Local Laws relative to mining claims have been timely paid in respect of the Mine and the Exploration

               Property, and all other requirements of Local Law or as set forth in the titles to the Mine and the Exploration Property have been complied with in all material respects and the Subsidiaries are not in breach thereof.

          (ii) Schedule "B" contains a materially accurate description of the

               Mine and the Exploration Property.  To the best of Vendor's knowledge none of the Subsidiaries has done or failed to do any act or by omission or commission created any cause or grounds which might result in the termination, resolution, rescission,

               setting aside or avoidance of the Mine and the Exploration

               Property.  To the best of Vendor's knowledge, none of the

               Subsidiaries has been served with notice or any other form of communication from any Governmental Authority that any of the

               Subsidiaries has failed to perform any duties, obligations,

               charges or requirements, whether legal, contractual or

               administrative, in connection with the Mine and the Exploration

               Property.  To the best of Vendor's knowledge there is no current duty to exploit the Exploration Property, and the date upon which any of the Subsidiaries is obligated to present feasibility studies to the relevant Governmental Authority will not expire prior to the closing of the transactions contemplated herein.  To the best of Vendor's knowledge the Subsidiaries are in material compliance with the provisions contained in the titles to the

               Mine and the Exploration Property with respect thereto.


         (iii) To the best of Vendor's knowledge the Subsidiaries have possession of materially unrestricted rights, other than as provided by Local Law or in the titles to the Mine and the

               Exploration Property, to use and enjoy all the licenses, permits,

               registries, approvals and authorizations, which enable it to hold, possess and explore the Mine and the Exploration Property.

     (n)       Environmental Matters



          (i)  To the best of Vendor's knowledge there have been no past and there are no current material violations by the Subsidiaries or by any of its predecessors in title of any Environmental Law or other law affecting or pertaining to the Mine and the Exploration

               Property, nor any past creation of material damage or threatened damage to the air, soil, surface waters, groundwater, flora,

               fauna, or other natural resources on, about or in the general vicinity of the Mine and the Exploration Property.



          (ii) To the best of Vendor's knowledge, MRIL has not received any notice indicating that the Property or any portion thereof or any properties or interests previously owned or operated by MRIL or the Subsidiaries does not comply with, or that MRIL or any of the Subsidiaries is in violation of, any Environmental Laws, or is subject to any proceeding, investigation, claim, lawsuit or order of any Governmental Body.



         (iii) There are no outstanding Orders issued to MRIL by any

               Governmental Body relating to environmental matters requiring any work, action, repair, construction or capital expenditures with respect to the Property which have not been carried out, and MRIL has not received, nor is the Vendor aware of, any notice of the possibility of any of the same.



     (o)  Books  and  Records. All books and records of MRIL or the Subsidiaries other  than  Monarch  Minera  Suramericana,  C.A.,  are  complete  and accurate in all material respects.

     (p)  Financial  Statements. The Financial Statements have been prepared  in accordance  with  Canadian  generally accepted  accounting  principles applied  on  a consistent basis during the period involved and  fairly and accurately reflect in all material respects the financial position of  MRIL  and the results of operations and cash flows for the periods covered  therein. Since December 31, 1998, no sale, lease, abandonment or other disposition of any Property other than in the ordinary course of  the  Business has been made, nor has any transaction  out  of  the ordinary course of the Business been entered into by MRIL.



     (q)  Liabilities. There are no material obligations or liabilities of  MRIL which  are not fully disclosed in the Financial Statements other  than intercompany debt which will be released prior to the Closing Date and except  those obligations or liabilities which individually or in  the aggregate would not have a Material Adverse Effect.



    (r)  Capital Expenditures. MRIL has not made any legal commitments to incur any material capital expenditures in the future other than in the ordinary course of Business, except with respect to the construction of additions to the tailings dam and the development of the underground ramp access at the Mine.



    (s)  Dividends, Indebtedness and Other Payments. Since the date of the

         Financial Statements, MRIL has not declared or paid or made any dividends or other distributions of profits or capital, incurred any indebtedness to shareholders or made any payments out of the ordinary course of the Business, or agreed to any of the foregoing (other than incurring debt or making payments  to shareholders in the ordinary course of the Business).

    (t)  Material  Contracts.  All  Material Contracts  and  all  modifications,

         extensions and renewals thereof entered into by or binding upon MRIL or the Business are listed in Schedule "D" other than those listed in

         Schedule "J".



    (u)  Claims and Potential Claims. Except as disclosed in Schedule "I",



          (i)  there is no action, suit, arbitration, administrative hearing  or other proceeding by or before any Governmental Body in process or to  the knowledge of the Vendor pending or threatened against  or affecting  MRIL  that has or may have a Material  Adverse  Effect including,  without  limitation, with respect  to  the  Mine  and

               Exploration Property.



          (ii) MRIL  is not subject to any outstanding judgment, order or decree entered  in  any  lawsuit or proceeding before  any  Governmental

               Body.



     (v)  No Judgments.  None of the Subsidiaries is a party to or subject to any judgment, order or decree entered in any action or proceeding brought by any Governmental Body or any other party enjoining it in respect of any business practice or the conduct of Business in any area or the acquisition of any property.



     (w)  No  Material  Misstatement.  All documents, reports or  other  written information pertaining to this Agreement that have been furnished to the Purchaser by or on behalf of the Vendor and MRIL were true and correct in all material respects as of the date of the original preparation and as at such date did not contain any material misstatement of fact.

     (x)  No Defaults. To the knowledge of the Vendor, MRIL is not in default under or in breach of any Material Contract which would have a

          Material Adverse Effect.



     (y)  Taxes. Except as disclosed in the Financial Statements and as noted

          in the last sentence of this paragraph (y), to the knowledge of the

          Vendor, MRIL has duly and in a timely manner filed all tax returns required to be filed by it and has paid all taxes (including, without limitation, income taxes, mining taxes, business taxes, municipal and local improvement taxes and other such taxes, rates, levies and assessments) which are due and payable, and has paid all assessments and reassessments and all other taxes, governmental charges,

          penalties, interest and fines due and payable by it on or before the date hereof or has made adequate provision for taxes accrued. Other than 1997 and 1998 Business Asset Tax filings in Venezuela, all tax returns have been filed in accordance with all applicable laws and regulations.



     (z)  Employees  and Collective Agreements. Except as disclosed in Schedules

          "D"  and "J" or as required by Local Laws, MRIL is not a party  to  or bound  by any collective bargaining agreements, any agreements with  a trade  union,  any  employee  benefits or Pension  or  other  employee obligations  or contracts with independent contractors  which  may  be deemed  to  be  employees by Local Law which MRIL  will  be  bound  to subsequent to Closing. MRIL has no officers or directors that are also officers  or  directors  of the Vendor who  have  not  tendered  their resignations as of the Closing Date and subject only to the closing of the transactions herein contemplated.

     (aa) Labor  and Social Security Obligations.  Each of the Subsidiaries  has

          complied in all material respects with and is or will be as of the

          Closing Date in compliance in all material respects with all of their obligations arising from local labor and social security laws and their regulations, except Monarch Minera Suramericana, C.A. with respect to social security obligations for which it entered into an agreement with the Venezuelan Social Security Institute on November

          25, 1998 for the payment of approximately Bs. 146,463,453 in past due social security contributions.  At the time of execution, the company paid an initial installment of approximately Bs. 58,585,381 and agreed to pay six (6) additional monthly installments of approximately Bs.

          15,588,544 each, starting in March 1999.



     (bb) Directors, Officers and Employees.  Schedule "M" contains a full,

          complete and accurate list of (i) all employees of each of MRIL and the Subsidiaries as of the end of the last payroll period, which ended on or about April 30, 1999, (ii) all directors and officers of MRIL and the Subsidiaries, (iii) the names of all persons whose annual base salary from MRIL and the Subsidiaries exceeds Fifty Thousand and

          No/100 Dollars ($50,000), and (iv) the names of all persons holding powers of attorney granted by either MRIL or any of the Subsidiaries,

          and a summary statement of the terms thereof.



     (cc) Bank Accounts.  Schedule "K" contains a full, complete and accurate list of each bank in which MRIL and the Subsidiaries has an account or safe and the names of all persons entitled to draw thereon or to have access thereto.

     (dd) Foreign Investment.  MRIL has complied with applicable foreign investment regulations under Local Law.



     (ee) Non-Solicitation.  For a period of five years commencing on the

          Closing Date, the Vendor, hereby covenants and agrees not to call upon any person who is, at the time, an employee of the Purchaser,

          MRIL or any of the Subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of such entity.



3.2    Survival  of  Representations  and  Warranties:   Except  as hereinafter

provided,  the  representations and warranties contained  in  Section 3.1  will survive  the  Closing Date and will continue in full force and  effect  for the benefit  of  the Purchaser for a period of one (1) year from the  Closing  Date,

after  which such representations and warranties will be of no further force  or effect  except in respect of claims made by the Purchaser within such  one  year period.  After the expiration of the one year period of time referred to  above,

the  Vendor will be released from all obligations and liabilities in respect  of the  representations  and warranties made by the Vendor and  contained  in  this

Agreement  or  in any document or certificate given in order to  carry  out  the transactions contemplated hereby, except with respect to any claims made by  the

Purchaser in writing prior to the expiration of such period, and subject to  the rights of the Purchaser to make any claim permitted by this Section.



3.3  Limitations on Warranty Claims:  The Purchaser will not be entitled to make a  Warranty Claim if the Purchaser has been advised in writing, prior to May  8,

1999 by Vendor, of the inaccuracy, non-performance, non-fulfilment or breach  or if  any  such inaccuracy, non-performance, nonfulfillment or breach is described in  that  certain letter dated April 28, 1999 from Danae Kritzler Flasz  of  the

Caracas, Venezuela law firm of Neher, von Siegmund, Rengifo

&  Diquez  on behalf of Purchaser to Ing. Jose Luis Joves on behalf  of  Vendor,

which  is  the  basis  for such Warranty Claim and the Purchaser  completes  the

transactions   contemplated  herein  notwithstanding   such   inaccuracy,   non-

performance, non-fulfilment or breach.



                                    ARTICLE 4

                  REPRESENTATIONS, WARRANTIES OF THE PURCHASER



4.1   Representations and Warranties of the Purchaser:  The Purchaser represents and  warrants  to  the Vendor as follows and acknowledges  that  the  Vendor  is relying upon the following representations and warranties in connection with its sale of the Purchased Shares:



     (a)  Incorporation  and  Existence. The Purchaser  is  a  corporation  duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.


     (b)  Validity of Agreements.


          (i)  The Purchaser has all necessary corporate power and authority to enter into and perform its obligations under this Agreement, the

               Subscription Agreement and the Royalty Agreement.


         (ii) The execution, delivery and performance by the Purchaser of this

              Agreement, the Subscription Agreement and the Royalty Agreement

              and the consummation of the transactions contemplated herein will,

              on the Closing Date, have been duly authorized by all necessary corporate action on the part of the Purchaser.

        (iii) This Agreement, the Subscription Agreement and the Royalty

              Agreement when executed by Purchaser, constitute legal, valid and binding obligations of the Purchaser enforceable against the

              Purchaser in accordance with their respective terms, subject to:



               A.   any applicable bankruptcy, insolvency, winding-up,

                    reorganization, arrangement, moratorium or other similar

                    laws affecting creditors' rights generally; and


               B.   the general principles of equity, including the fact that

                    equitable remedies may only be awarded in the discretion of a court.


     (c)  Contractual and Regulatory Approvals.  Except as disclosed in Schedule

          "H", the Purchaser is not under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any Governmental Body, shareholder or other person are required to be obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement,

          the Subscription Agreement and the Royalty Agreement or the completion of any of the transactions contemplated herein;


     (d)  Non-Contravention. Neither the execution, delivery and performance by the Purchaser of this Agreement, the Subscription Agreement and the

          Royalty Agreement nor the completion of the transactions contemplated herein or therein will conflict with or result in a breach of or default under:

          (i)  any term or provision of any of the articles, by-laws or other constating documents of the Purchaser; or


         (ii)  any agreement or other instrument or obligation to which the

               Purchaser is a party or by which the Purchaser is bound.


     (e)  Litigation.  At the date of this Agreement, there is no action,  suit,

          arbitration, judgment, litigation, investigation, proceeding, consent decree, settlement agreement or cease trade order outstanding or, to the knowledge of the Purchaser, pending or threatened against or affecting the Purchaser which would prevent the Purchaser from entering into this Agreement, the Subscription Agreement and the

          Royalty Agreement and completing the transactions contemplated herein or therein or which does or would restrict the trading of any of the securities of the Purchaser.


      (f) Hecla Shares.  The Hecla Shares to be delivered to the Vendor at

          Closing shall be duly authorized and validly issued and such shares when issued will be fully paid and non-assessable.  Subject to Section

          5.5, the Hecla Shares shall not be registered under the Securities Act of 1933 or any comparable state securities law and shall therefore be held by the Vendor as restricted stock for investment purposes.  Each certificate for the Hecla Shares shall contain the following legend:

               "The  shares represented by this certificate have  not  been registered under the Securities Act of 1933, as amended,  or under the securities laws of any state or other jurisdiction

               and   may  not  be  sold,  offered  for  sale  or  otherwise

               transferred unless registered and qualified under  said  Act and  applicable  state's securities  laws  or  unless  Hecla

               Mining  Company received an opinion in acceptable  form  and scope  of counsel satisfactory to Hecla Mining Company  that registration,  qualification or such other actions  are  not required under any such laws."



4.2    Survival  of  Representations  and  Warranties:   Except  as  hereinafter

provided,  the  representations and warranties contained  in  Section  4.1  will survive  the  Closing Date and will continue in full force and  effect  for  the benefit of the Vendor for a period of one (1) year from the Closing Date,  after which  such representations and warranties will be of no further force or effect except  in  respect of claims made by the Vendor within such  one  year  period.

After  the  expiration  of the one year period of time referred  to  above,  the

Purchaser  will be released from all obligations and liabilities in  respect  of the  representations and warranties made by the Purchaser and contained in  this

Agreement  or  in any document or certificate given in order to  carry  out  the transactions contemplated hereby except with respect to any claims made  by  the

Vendor  in  writing prior to the expiration of such period and  subject  to  the rights of the Vendor to make any claim permitted by this Section.

4.3  Limitations on Warranty Claims:  The Vendor will not be entitled to make  a

Warranty Claim if the Vendor has been advised in writing, prior to the  Time  of

Closing  of the inaccuracy, non-performance, non-fulfillment or breach which  is the  basis  for  such Warranty Claim and the Vendor completes  the  transactions contemplated  herein  notwithstanding such inaccuracies,  non-performance,  non-

fulfillment or breach.







                                    ARTICLE 5

                                 INTERIM PERIOD



5.1   Conduct of Business - Advisory Committee:  Without limiting any other term or  condition of this Agreement, the Vendor and the Purchaser agree to establish an  advisory committee (the "Advisory Committee") to oversee, consult and advise on  (i)  the  conduct and management of the Business during the Interim  Period;

(ii)  the post-closing  adjustment described in Section 2.4; and (iii) any other matter  agreed to by the Vendor and the Purchaser. The Advisory Committee  shall consist initially of Roger A. Kauffman on behalf of the Purchaser and Lester  C.

Knight  on  behalf  of  the  Vendor; but each Party  may  appoint  an  alternate representative  as  it  deems necessary. The Advisory Committee  shall  meet  as frequently  as  required for the purposes of this Article 5,  and  may  meet  in person or by telephone conference call. The Advisory Committee shall be entitled to  obtain  advice  from  and consult with such legal, financial  and  technical advisors as may be appropriate in their discretion from time to time. Except  as specifically provided by this Agreement or with the prior written consent of the

Purchaser, at all times during the Interim Period the Vendor will cause MRIL  to in consultation with the Advisory Committee:

     (a)  refrain  from making or declaring any dividends or other distributions of profits or capital or otherwise to shareholders;



     (b)  refrain  from incurring any indebtedness from, or making any  payments on  account  of principal, interest or fees to the Vendor  other  than incurring  debt  or  making payments in the  ordinary  course  of  the

          Business and consistent with past practice;



     (c)  refrain  from  selling, leasing, abandoning or otherwise disposing  of any  of the Property, other than as provided in Section 6.1(k) and  in the ordinary course of the Business;



     (d)  refrain from altering its constating documents or by-laws or those  of the  Subsidiaries or effecting any other corporate change in  MRIL  or any of the Subsidiaries other than as expressly contemplated herein;



     (e)  refrain  from  knowingly violating any Permit  or  law  or  regulation applicable to it;



     (f)  refrain  from  entering  into  (or renewing,  extending  or  otherwise amending)  any  material  agreement or  transaction  relating  to  the

          Property  or  the  Business  (including  with  respect  to  financing,

          exploration,   mining,  milling,  hedging  or   any   other   material

          operational or financial aspect of the Business) other than agreements or transactions made in the ordinary course;



     (g)  refrain from incurring debt by way of bank loans or similar methods;

     (h)  otherwise  operate  the  Business in the ordinary  and  normal  course thereof, consistent with past practices, and without entering into any other transaction or incurring any obligation or liability that is out of the ordinary course of the Business.



     (i)  renegotiate the employment terms and the resignations and releases  to be provided pursuant to Section 7.1 (c)



5.2   Access:  The Purchaser through its authorized representatives, consultants and  agents  will  at  all  times after the date  of  this  Agreement  be  given

reasonable  access  during  MRIL's  regular  business  hours  to  the   Property

including,   in   particular,   all  financial,   administrative,   exploration,

operations,  management files and documents relating to  the  Property  and  the

Business which are in the possession or control of the Vendor or MRIL, or any of their  employees,  agents, consultants, advisors or other parties  within  their control  for planning and related purposes only and, for greater certainty,  not for  due  diligence purposes.  The Vendor will use its best efforts  to  arrange meetings,  or  cause  MRIL to arrange meetings, between the Purchaser  and  such employees,  agents,  consultants  or advisors  as  the  Purchaser  may  wish  to interview  for  the  purpose of monitoring the Business  and  planning  for  its ownership and operation after the Closing Date. The Purchaser will indemnify and hold  the Vendor harmless from any and all liabilities, actions, costs,  damages and  liens  arising  from  the entry of the Purchaser  or  its  representatives,

consultants and agents on the Lands prior to the Closing Date and, if  the  sale hereunder  is not completed, the Purchaser will repair any damage to  the  Lands arising  from  such entry. The Purchaser will use its best efforts  to  minimize disturbance of or interference with the Business.

5.3   Confidentiality:   Except as provided herein, the Purchaser will cause its

directors, officers, consultants, advisors and agents to keep in confidence  all information, data and documentation provided by the Vendor with respect to MRIL,

the  Property  and the Business, until the Closing Date, except  to  the  extent necessary  to  complete  the  transactions contemplated  herein  and  except  as

required   by  law  or  regulation.   The  Purchaser  shall  ensure   that   its

representatives  observe  and  perform these provisions.   The  Vendor  and  the

Purchaser agree that forthwith upon the execution of this Agreement they  intend to  issue  a  joint  press  release  with respect  to  this  Agreement  and  the transactions  contemplated herein, the form, timing and contents of  such  press release to be mutually agreed.



5.4   Non-Solicitation:     Until  the earlier  of  the  Closing  Date  and  the

termination of the parties' obligations under this Agreement, the Vendor  agrees that  it  will not solicit, initiate, entertain, accept or encourage  inquiries,

submissions,  proposals, bids or offers from any other person, entity  or  group relating  to,  will  not  furnish to any other  persons,  entity  or  group  any information with respect to, and will not enter into any agreement with  respect to  the  direct  or indirect acquisition or disposition of all  or  any  of  the

Purchased    Shares   or   the   Business   (an   "Alternative    Transaction").

Notwithstanding  any  provision  of  this Agreement  to  the  contrary,  nothing contained  in  this  Agreement will prohibit, enjoin or otherwise  restrict  the board of directors of the Vendor from supporting or facilitating any Alternative

Transaction that is proposed prior to June 22, 1999 in writing and supported  by fully  committed  financing and that has been neither  solicited,  initiated  or encouraged  by  the Vendor or by the board of directors or any director  of  the

Vendor,  or  from amending any recommendation given to the Vendor's shareholders in  connection with the sale of the Purchased Shares to the Purchaser if to fail to so act would, in the opinion of the board of directors of the Vendor upon the advice of legal counsel, be inconsistent with the proper exercise of its or  his fiduciary duties under applicable
law.  For greater certainty, any Alternative Transaction proposed after the date hereof  by  a  person with which the Vendor or any director of  the  Vendor  had discussions  or negotiations prior to March 31, 1999 shall not be considered  to have  been solicited, initiated or encouraged by such parties provided that such discussions and negotiations were terminated at or prior to March 31, 1999.



In  the  event  that  prior to the Closing Date, an Alternative  Transaction  is proposed or communicated to the Vendor or any of Vendor's Insiders (as that term is  defined  in  the  Ontario Securities Act) or is publicly  announced  and  an

Alternative  Transaction is subsequently completed within 12 months  thereafter,

the  Vendor  agrees to pay in immediately available funds within  five  business days  of  such  completion to the Purchaser a fee equal to 5% of  the  aggregate value  of  the  consideration  paid  or  payable  pursuant  to  the  Alternative

Transaction.  In addition, in the event that Vendor's shareholders  approval  of the  transactions contemplated by this Agreement is not obtained for any reason,

the Vendor agrees to pay to Purchaser in immediately available funds within five business  days  of  such  shareholder meeting an amount  equal  to  all  of  the

Purchaser's  out  of pocket expenses in connection with the  entering  into  and fulfilling  of  its  rights  and obligations under the  March  31,  1999  letter

agreement between the parties and this Agreement to a maximum of $450,000.   Any

amount  so  paid in reimbursement of expenses shall be deducted from any  amount

paid   to  the  Purchaser  in  respect  of  the  completion  of  an  Alternative

Transaction.



In  the  event the transactions contemplated by this Agreement are not completed as a result of the exercise by the Purchaser of its rights under Section 6.1(i),

the  Purchaser agrees to pay in immediately available funds within five business days  of  such  exercise to the Vendor an amount equal to the  Vendor's  out  of pocket  expenses  in  connection  with the  entering  into  and  fulfilling  its obligations under this Agreement to a maximum of $100,000.

5.5   Registration and Listing of the Hecla Shares.  Subject to  the  conditions specified  below,  the Purchaser shall prepare and file with the  United  States

Securities  Exchange Commission (the "SEC") no later than twenty  (20)  Business

Days from the date hereof and thereafter use all reasonable efforts to cause  to become  effective  as  promptly  as practicable a  registration  statement  (the

"Registration  Statement") for a public offering to be made on a  continuous  or delayed  basis pursuant to Rule 415 under the United States Securities  Act  (or any  successor  to  such  rule  permitting securities  to  be  registered  on  a continuous or delayed basis in the future) covering the Hecla Shares in order to permit the public sale or disposition of the Hecla Shares by Vendor:



     (a)  The  Purchaser  will  prepare and file with  the  SEC  amendments  and supplements  to  such Registration Statement and the  prospectus  (the

          "Prospectus") used in connection therewith as may be necessary to keep

          such   Registration  Statement  effective  under  the  United   States

          Securities  Act for a period of two (2) years following the  effective date of the Registration Statement (subject to earlier termination  in the event all the Hecla Shares held by Vendor have been sold prior  to the end of such two (2) year period.)



     (b)  The  Purchaser will furnish to the Vendor such number of copies of the

          Registration Statement and such Prospectus and amendment or supplement as the Vendor shall reasonably request.



     (c)  The Purchaser will notify the Vendor in the event any Prospectus then in use contains any untrue statement of a material fact or any omission of a material fact necessary to make the statements therein in light of the circumstances under which they are made not misleading.

     (d)  The Purchaser will use all reasonable efforts to register or qualify the Hecla Shares covered by such Registration Statement for disposition by the Vendor under such other securities or "blue sky"

          laws of such jurisdictions as the Vendor shall reasonably request;

          provided, however, that the Purchaser shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (d) be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.



     (e)  If the Purchaser shall furnish to the Vendor a certificate signed by the Chairman and Chief Executive Officer, the President or any Vice

          President of the Purchaser stating that the Purchaser would be required to disclose in the Registration Statement relating to the

          Hecla Shares or in any amendment or supplement to such Registration

          Statement and the Prospectus used in connection therewith, a material business situation, transaction or negotiation affecting the Purchaser which, in the reasonable opinion of the Purchaser's counsel, the

          Purchaser would not otherwise be required by law to publicly disclose and such disclosure would, in the reasonable opinion of the Purchaser,

          materially and adversely affect such business situation, transaction or negotiation, the obligation of the Purchaser to file such

          Registration Statement or the Prospectus used in connection therewith

          (or to keep such Registration Statement or Prospectus effective) shall be tolled until the earlier to occur of (i) the date of public disclosure of such material business situation, transaction or negotiation or (ii) the date on which the

          Purchaser  would  no  longer  be required  to  make  such  disclosure;

          provided,  however, that the obligation of the Purchaser to file  such

          Registration Statement or the Prospectus used in connection  therewith may not be tolled for more than ninety (90) days.



     (f)  The Purchaser shall use all reasonable efforts to list the Hecla

          Shares on the New York Stock Exchange.



     (g)  The  Purchaser shall pay all expenses incurred in connection with  the preparation and filing of the Registration Statement and otherwise incurred in connection with the registration of Hecla Shares; provided that the Vendor shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of the Hecla Shares by Vendor pursuant to a Registration Statement effected pursuant to this Agreement.



     Notwithstanding  the  foregoing, the Purchaser shall not  be  obligated  to enter into any type of underwriting agreement.



     The Vendor agrees that upon receipt of any notice from the Purchaser of the happening  of any event of the kind described in clause (c) of this Section  5.5 the  Vendor will forthwith discontinue disposition of the Hecla Shares  pursuant to  the  Registration  Statement covering such Hecla  Shares  until  the  Vendor receives  copies of a Prospectus Supplement or amendment so that the  Prospectus does  not contain any untrue statement of a material fact or any omission  of  a material  fact  necessary  to  make  the statements  therein  in  light  of  the circumstances under which they are made not misleading.  In addition, the Vendor agrees that upon receipt of a certificate from Purchaser of the kind described in clause (e) of this Section 5.5, the

Vendor  will  forthwith discontinue disposition of the Hecla Shares pursuant  to the  Registration Statement covering the Hecla Shares until the earlier  of  (i)

the  date  of public disclosure of such material business situation, transaction or  negotiation  or  (ii) the date on which the Purchaser  would  no  longer  be required to make such disclosure.



     The  Purchaser may require the Vendor to furnish to the Purchaser  and  its counsel such information regarding the Vendor and the distribution of the  Hecla

Shares  as  the  Purchaser  may from time to time request  in  writing  for  the purposes of giving effect to this Section 5.5.  Such information may be included in  the  Registration Statement and other SEC filings as required by  applicable law.



5.6   Trading  Limitation of Purchased Shares.  Following the  registration  and listing  of  the Hecla Shares pursuant to Section 5.5 hereof, the  Vendor  shall not,  in  the aggregate, dispose of more than 25,000 of the Hecla Shares  during any  one  trading day.  In addition, so long as the Vendor continues to hold  at least  twenty percent (20%) of the Hecla Shares held by it upon consummation  of the  transactions contemplated by this Agreement, the Vendor shall  provide  the

Purchaser  with reasonable advance notice of any such sale of the Hecla  Shares.

The  Vendor shall not be obligated to complete any sale of Hecla Shares even  if it  has  provided the Purchaser with advance written notice of  such  sale,  but

Vendor  shall  notify Purchaser of its withdrawal of any Hecla Shares  from  the market with respect to which Vendor has provided prior notice of sale. Purchaser shall  notify  Vendor  of the pendency of a sale under any  underwritten  public offering by Purchaser of Purchaser's common stock or any other Purchaser  equity security,  in which event the Vendor shall not effect any sales of  any  Hecla's

Shares within five (5) days prior to the commencement of or during such underwritten public offering. The Vendor shall have  the  right  to  sell any amount of Hecla Shares in a private  transaction,

provided  that  (i)  any such sale shall not be reported or  reportable  on  any exchange  or other public market where shares of Purchaser are or may in  future be  traded, and (ii) the purchaser in such private transaction agrees in writing that,  for  a period of six (6) months from and after the date of such  purchase and  sale of Hecla Shares, such purchaser shall not sell any such Hecla  Shares.

In  addition, the Vendor shall be permitted to pledge any number of Hecla Shares to  an  arm's-length  lender to secure payment of a  bona  fide  loan  or  other indebtedness.



                                    ARTICLE 6

                              CONDITIONS OF CLOSING



6.1   Conditions to the Obligations of the Purchaser:  Notwithstanding  anything herein  contained, the obligation of the Purchaser to complete the  transactions contemplated  herein  will  be  subject  to  the  fulfilment  of  the  following conditions  at  or  prior to the Time of Closing, and, to the extent  that  they involve the Vendor, the Vendor covenants to use its best efforts to ensure  that such conditions are fulfilled:



     (a)  Accuracy   of  Representations  and  Warranties  and  Performance   of

          Covenants. The representations and warranties of the Vendor  contained in  this Agreement or in any documents delivered in order to carry out the transactions contemplated herein will on the date hereof have been and  at the Time of Closing will be complete, true and accurate at the

          Time  of  Closing  with  the  same force and  effect  as  though  such representations and warranties had been made as of the Time of

          Closing  (regardless of the date as of which the information  in  this

          Agreement or in any schedule or other document made pursuant hereto is

          given).   In addition, the Vendor will have complied with all  of  its obligations herein agreed to be performed or discharged or  caused  to be performed or discharged at or prior to the Time of Closing and will have  delivered  to the Purchaser an officer's certificate  confirming the  completeness,  truth  and accuracy of  such  representations  and warranties as at the Time of Closing and the compliance of the  Vendor with all such obligations.



     (b)  No  Restraining  Proceedings. No order,  decision  or  ruling  of  any

          Governmental  Body  will have been made, and no action  or  proceeding will be pending or threatened which, in the reasonable opinion of  the

          Purchaser's  Attorneys, is likely to result in an order,  decision  or ruling  to  disallow, enjoin, prohibit or impose  any  limitations  or

          conditions   on  the  purchase  and  sale  of  the  Purchased   Shares

          contemplated hereby or the right of the Purchaser to own the Purchased

          Shares.



     (c)  Consents  and  Approvals.  All consents and corporate  and  regulatory approvals  required to be obtained by the Vendor and the Purchaser  in order  to carry out the transactions contemplated herein in compliance with all laws and agreements binding upon the parties hereto specified in Schedules "G" and "H" will have been obtained.



     (d)  Subscription Agreement. The Vendor will have executed the Subscription

          Agreement and have performed its obligations thereunder.

     (e)  Royalty  Agreement.  The Vendor or its nominee will have executed  the

          Royalty Agreement.


     (f)  Intercompany Debt.  The Vendor will have released, by assignment or capitalization, all existing intercompany debt owed to the Vendor by

          MRIL in a tax efficient manner reasonably acceptable to Purchaser and

          Vendor, which debt on March 31, 1999 was $108,529,803.04.


     (g)  Material Adverse Impact. During the Interim Period there will have been no material adverse change in the condition of the Property or the Business, howsoever arising which would have an adverse impact on

          MRIL in an amount of or exceeding one million dollars ($1,000,000).


     (h)  Attorney's Opinion. The Vendor's Attorneys will have delivered an opinion, in form and substance satisfactory to the Purchaser, as to the legal status of the Purchased Shares, MRIL and the Subsidiaries,

          the validity and enforceability of this Agreement, the Subscription

          Agreement and the Royalty Agreement and the transactions contemplated hereby, and any other matter reasonably requested by the Purchaser,

          acting on the advice of the Purchaser's Attorneys, which has arisen since the date of this Agreement.


     (i)  Purchaser's Financing. Purchaser shall have obtained project financing in  an amount of at least $13,000,000 on such terms and conditions  as

          Purchaser deems acceptable, acting reasonably.

     (j)  Tailings  Dam  at  the  Mine.  Purchaser shall  be  satisfied,  acting reasonably that the tailings dam containing the tailings pond  at  the

          Mine  is a sound and stable structure, and that all improvements being made to said tailings dam are being executed in a good and workmanlike manner,  in accordance with an engineered plan acceptable under  Local

          Law and to Purchaser acting reasonably.



     (k)  Schedule "A" - Chattels.  Vendor and Purchaser shall cooperate to have delivered to Purchaser Schedule "A" - Chattels, which shall contain  a list  acceptable to Purchaser of all Chattels which are and  shall  be owned by MRIL on the Closing Date.  Vendor shall not sell any Chattels which  are individually worth more than five thousand dollars ($5,000)

          or  more  than twenty five thousand dollars ($25,000) in the aggregate without  the  written  approval of the Advisory Committee  established pursuant to Section 5.1 of this Agreement.



     (l)  Corporate  Entities  to  be  Liquidated  or  Transferred.   With   the

          exception of the interests held by MRIL in the Subsidiaries, MRIL will have  assigned  to  Vendor  or  its  affiliates  the  obligations  of,

          liquidated or transferred all shares or interests held by  it  in  any corporate  entity  or  partnership, specifically,  (i)  it  will  have transferred  to the Vendor or its nominee all shares  held  by  it  in

          Monarch Resources U.S.A., Inc.; and (ii) MRIL will have liquidated  or transferred to the Vendor or its nominee all the shares held by it  in

          Orominera, C.A., Proyectos Tecnicos Mineros (PROTEMIN) C.A.,  a  joint venture  company organized and existing under the laws  of  Venezuela,

          formed among MRIL, CVG, Inversiones Balder, C.A. and Adeter, C.A.,  in

          which MRIL owns a 49% equity interest, which was dissolved in

          1991,  is in the process of being liquidated and which shares may  not be  transferred, Recursos Monarch de Venezuela, C.A., and Minera Cima,

          C.A.  Monarch  Minera  Suramericana,  C.A.  will  have  liquidated  or transferred  to the Vendor or its nominee all shares  held  by  it  in

          Monarch  Minera El Dorado, C.A., Monarch Minera Jaspe,  C.A.,  Monarch

          Minera de Exploracion, C.A., and Monarch Minera Cuyuni, C.A.



     (m)  Arab  Bank  Switzerland. The Arab Bank Switzerland  will  release  the security it holds against Monarch Resources de Mexico, S.A. de C.V., a

          Mexican corporation ("Monarch Mexico"), and will return to the  Vendor the  shares of Monarch Mexico which Arab Bank Switzerland has  in  its possession.



6.2   Waiver  or Termination by Purchaser:  The conditions contained in  Section

6.1 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. The Vendor acknowledges that  the waiver  by  the  Purchaser of any condition or any part of  any  condition  will constitute  a  waiver only of such condition or such part of such condition,  as the  case  may be, and will not constitute a waiver of any covenant,  agreement,

representation  or  warranty made by the Vendor herein that  corresponds  or  is related to such condition or such part of such condition, as the case may be. If any  of  the  conditions contained in Section 6.1 are not fulfilled or  complied with  as herein provided, the Purchaser may, at or prior to the Time of Closing,

at  its option rescind this Agreement by notice in writing to the Vendor and  in such  event  the Purchaser will be released from all obligations hereunder  and,

unless  the condition or conditions which have not been fulfilled are reasonably capable  of  being fulfilled or caused to be fulfilled by the Vendor,  then  the

Vendor will also be released from all obligations hereunder.

6.3   Conditions  to  the  Obligations of the Vendor:  Notwithstanding  anything herein  contained,  the obligations of the Vendor to complete  the  transactions contemplated  herein  will  be  subject  to  the  fulfilment  of  the  following conditions  at  or  prior to the Time of Closing, and, to the extent  that  they involve  the  Purchaser,  it  will use its best  efforts  to  ensure  that  such conditions are fulfilled:



     (a)  Accuracy   of  Representations  and  Warranties  and  Performance   of

          Covenants.  The  representations  and  warranties  of  the   Purchaser

          contained  in  this Agreement, the Subscription Agreement  or  in  any other  documents  delivered  in order to carry  out  the  transactions contemplated herein will on the date hereof have been and at the  Time of Closing will be complete, true and accurate, at the Time of Closing with  the  same  force  and effect as though such representations  and warranties had been made as of the Time of Closing (regardless of  the date  as  of  which  the  information in this Agreement  or  any  such schedule  or  other  document  made  pursuant  hereto  is  given).  In addition, the Purchaser will have complied with all of its obligations herein  agreed to be performed or discharged or caused to be performed or  discharged  at  or  prior to the Time of  Closing  and  will  have delivered  to  the  Vendor  an  officer's certificate  confirming  the

          completeness,   truth   and  accuracy  of  such  representations   and

          warranties  as  at  the  Time of Closing and  the  compliance  by  the

          Purchaser with all of such obligations.



     (b)  No  Restraining  Proceedings. No order,  decision  or  ruling  of  any

          Governmental  Body  will have been made, and no action  or  proceeding will be pending or threatened which, in the reasonable opinion of  the

          Vendor's  Solicitors,  is likely to result in an  order,  decision  or ruling, to disallow, enjoin or prohibit the purchase and sale  of  the

          Purchased Shares contemplated hereby.

     (c)  Consents  and  Approvals.  All consents and corporate  and  regulatory approvals  required to be obtained by the Purchaser and the Vendor  in order  to carry out the transactions contemplated herein in compliance with all laws and agreements binding upon the parties hereto specified in Schedules "G" and "H" will have been obtained.



     (d)  Subscription   Agreement.  The  Purchaser  will  have   executed   the

          Subscription Agreement and have performed its obligations thereunder.



     (e)  Royalty  Agreement.   The  Purchaser will have  executed  the  Royalty

          Agreement.



     (f)  Attorney's  Opinion. The Purchaser's Attorneys will have delivered  an opinion, in form and substance satisfactory to the Vendor, as to the legal status of the Hecla Shares, the validity and enforceability of this Agreement and the transactions contemplated hereby, the

          Subscription Agreement and the Royalty Agreement and any other matter reasonably requested by the Vendor, acting on the advice of the

          Vendor's Attorneys, which has arisen since the date of this Agreement.



6.4   Waiver or Termination by Vendor:  The conditions contained in Section  6.3 are  inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time. The Purchaser acknowledges that the waiver by  the  Vendor of any condition or any part of any condition will constitute  a waiver  only of such condition or such part of such condition, as the  case  may be,  and will not constitute a waiver of any covenant, agreement, representation or  warranty made by the Purchaser herein that corresponds or is related to such condition  or such part of such condition, as the case may be.  If  any  of  the conditions contained
in Section 6.3 are not fulfilled or complied with as herein provided, the Vendor may, at or prior to the Time of Closing, at its option rescind this Agreement by notice in writing to the Purchaser and in such event the Vendor will be released from  all  obligations hereunder and, unless the condition or  conditions  which have  not been fulfilled are reasonably capable of being fulfilled or caused  to be fulfilled by the Purchaser, then the Purchaser will also be released from all obligations hereunder.



                                    ARTICLE 7

                                     CLOSING



7.1  Vendor's Deliveries:  At the Time of Closing the Vendor will deliver to the

Purchaser all documents, instruments and things which are to be delivered by the

Vendor pursuant to this Agreement including:



     (a)  an officer's certificate pursuant to Subsection 6.l(a), the

          Subscription Agreement pursuant to Subsection 6.l(d), the Royalty

          Agreement pursuant to Subsection 6.1(e), the Vendor's Attorneys'

          opinion pursuant to Subsection 6.1(f), and written confirmation that the remaining conditions set forth in Section 6.3 have been fulfilled to the Vendor's satisfaction or waived;



     (b)  a share certificate of MRIL representing the Purchased Shares registered in the name of the Purchaser or its nominee;



     (c)  resignations and releases from all officers and directors of MRIL and the Subsidiaries;

     (d)  certified true copies of the resolutions of directors and shareholders of MRIL and the Vendor as may be required by law to give effect to this transaction;



     (e)  all consents including stock exchange approvals or other approvals to the sale and purchase of the Purchased Shares as may be required to complete the transactions contemplated hereunder;



     (f)  registrable releases of any Encumbrances against all or any part of the Purchased Shares or the Property, other than Permitted

          Encumbrances;



     (g)  satisfactory evidence from the Vendor that MRIL is released or discharged from all intercompany debt owing by MRIL or the

          Subsidiaries to Vendor;


     (h)  all corporate records and books of account of MRIL and the

          Subsidiaries, including minute books, share register books, share certificate books, annual reports, audited financial statements and tax records;



     (i)  every common seal of MRIL and the Subsidiaries; and



     (j)  all access cards, security cards, passwords and keys (including master keys) relating to any of the Property.



7.2   Purchaser's Deliveries:  At the Time of Closing the Purchaser will deliver to the Vendor all documents, instruments and things which are to be delivered by the Purchaser pursuant to this Agreement including:

     (a)  an   officer's   certificate  pursuant  to  Subsection   6.3(a),   the

          Subscription  Agreement  pursuant to Subsection  6.3(d),  the  Royalty

          Agreement pursuant to Subsection 6.3(e), evidence of the United States

          Securities  Exchange Commission filing, and if completed, evidence  of the  registration and listing of the Hecla Shares on the NYSE pursuant to  Subsection  5.5,  the Purchaser's Attorneys' opinion  pursuant  to

          Subsection   6.3(f)  and  written  confirmation  that  the   remaining

          conditions  set  forth  in  Section 6.1 have  been  fulfilled  to  the

          Purchaser's satisfaction or are waived;



     (b)  the Purchase Price, as contemplated in Article 2; and



     (c)  certified true copies of the resolutions of directors of the Purchaser as may be required by law to give effect to this transaction.



7.3   Place  of  Closing:   The  closing will take  place  a  location  mutually

agreeable to the parties, acting reasonably.



7.4   Closing Procedure:  The closing of the purchase and sale of the  Purchased

Shares  will  be completed in accordance with the usual practices.  The  closing will be effected by:


     (a)  the delivery to the Purchaser of the Vendor's deliveries, as set out in Section 7.1; and



     (b)  the delivery to the Vendor of the Purchaser's deliveries, as set out in Section 7.2.

7.5   Return  of  Data:  The Purchaser will forthwith return  all  documentation obtained  by the Purchaser from the Vendor or MRIL with respect to the  Property and  the Business and all copies thereof, if this Agreement is terminated or the sale  of  the Purchased Shares by the Vendor to the Purchaser pursuant  to  this

Agreement is not completed.



                                    ARTICLE 8

                                     GENERAL



8.1  Cross-Indemnity:  Each party agrees to indemnify and save the other harmless from and against any and all losses, claims, damages (including interest, penalties, fines and monetary sanctions), liabilities and costs

(including actual lawyers' and accountants' fees and expenses incurred by the other party and court costs) incurred or suffered by the other party as a result of, in respect of or arising out of:



     (a)  any non-performance or non-fulfillment of any covenant or agreement of such  party  contained in this Agreement or in any document  given  in order to carry out the transactions contemplated herein; and



     (b)  any  misrepresentation or inaccuracy of any representation or warranty made  by  such party contained in this Agreement or contained  in  any document  or  certificate given in order to carry out the transactions contemplated herein.



8.2  Vendor's Indemnity:  Vendor agrees to indemnify and save Purchaser harmless from  and  against  any  and  all losses, claims, damages  (including  interest,

penalties,  fines  and  monetary sanctions), liabilities  and  costs  (including actual  lawyers' and accountants' fees and expenses incurred by the other  party and court costs) incurred or suffered by Purchaser as a result of, in respect of or arising out of:

     (a)  obligations under Local Laws relating to any employee's or independent contractor's  (who is deemed to be an employee) termination  prior  to the Closing Date;



     (b)  obligations in respect of an employee's or an independent contractor's

          (who  is  deemed  to  be  an  employee under  Local  Law)  employment,

          compensation benefits or other employee obligations for which a  claim has  been made by such employee or independent contractor prior to the

          Closing Date;



     (c)  any  tax  obligations (including interest and penalties)  relating  to periods prior to the Closing Date pursuant to Local Law which are  not recorded in the Final Balance Sheet;



     (d)   any obligation to pay any amount to a third party which is due  prior to  the  Closing Date and is not recorded in the Final Balance Sheet  which obligations,  for  greater certainty, do not include any costs  related  to closure of the Mine.



8.3   Indemnity  Limitations:   The obligations of indemnification  pursuant  to

Section  8.1 will be subject to the limitations referred to in Sections 3.2  and

4.2,  as  applicable,  with respect to the survival of the  representations  and warranties,  to  the  provisions  of Sections  3.3  and  4.3,  with  respect  to limitations on warranty claims and to the provisions of Section 8.4.



8.4   Provisions  Relating to Indemnity Claims:  The following  provisions  will apply to any Indemnity Claim:

    (a)  after  becoming aware of any matter that may give rise to an  Indemnity

         Claim,  the  Indemnified Party will provide to the  Indemnifying  Party written  notice of the Indemnity Claim specifying (to the  extent  that information is available) the factual basis for the Indemnity Claim and the  amount  of  the  Indemnity Claim or, if  an  amount  is  not  then determinable, an estimate of the amount of the Indemnity Claim,  if  an estimate is feasible in the circumstances;



     (b)  with  respect  to any Third Party Liability, provided the Indemnifying

          Party  first  admits  in  writing the  Indemnified  Party's  right  to indemnification for the amount of such Third Party Liability which may

          at   any   time  be  determined  or  settled,  then  in   any   legal,

          administrative  or other proceedings in connection  with  the  matters forming  the  basis  of  the  Third  Party  Liability,  the  following procedures will apply:



          (i)  the Indemnifying Party will have the right to assume carriage  of the compromise or settlement of the Third Party Liability and the

               conduct   of   any   related  legal,  administrative   or   other

               proceedings,  but the Indemnified Party will have the  right  and will be given the opportunity to fully participate in the defense of  the  Third  Party  Liability, to reasonably  agree  with  the

               Indemnifying Party in the settlement of the Third Party Liability and  the  general  conduct of related legal,  administrative  and other  proceedings (including consultation with counsel)  and  to disagree  on reasonable grounds with the selection and  retention

               of   counsel,   in  which  case  counsel  satisfactory   to   the

               Indemnifying Party and the Indemnified Party will be retained  by the Indemnifying Party;

          (ii) the  Indemnifying Party and the Indemnified Party will co-operate with  one  another in relation to the Third Party Liability,  the

               Indemnifying Party will keep the Indemnified Party fully  advised with  respect  thereto, will provide the Indemnified  Party  with copies  of  all  relevant documentation as it becomes  available,

               will provide the Indemnified Party with access to all records and files  relating to the defense of the Third Party  Liability  and will  meet with representatives of the Indemnified Party  at  all reasonable times to discuss the Third Party Liability, and



     (c)  if, with respect to any Third Party Liability, the Indemnifying Party does not admit the Indemnified Party's right to indemnification in writing or declines to assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party

          Liability, then the following provisions will apply:



          (i)  the Indemnified Party, at its discretion, may assume carriage  of

               the   settlement  or  of  any  legal,  administrative  or   other

               proceedings relating to the Third Party Liability and may  defend or  settle  the  Third  Party Liability  on  such  terms  as  the

               Indemnified Party, acting in good faith, considers advisable; and



          (ii) any  cost,  loss, damage or expense incurred or suffered  by  the

               Indemnified Party in the settlement of such Third Party Liability or  the conduct of any legal, administrative or other proceedings will be added to the amount of the Indemnity Claim.

8.5   Further  Assurances:  Each of the parties hereto will execute and  deliver all  such  further documents and instruments and do all such acts and things  as any  party  may, either before or after the Closing Date, reasonably require  in order to carry out the full intent and meaning of this Agreement.



8.6   Notice:  Any notice, direction, or other instrument required or  permitted to  be  given  to  a  party hereunder will be in writing and will  be  given  by personal delivery of same or by facsimile in each case addressed to the intended recipient as follows:



     (a)  if to the Purchaser at:


          6500 Mineral Drive
          Coeur d'Alene, Idaho
          83815-8788
          U.S.A.




          Attn: Roger A. Kauffman, Executive Vice President and Chief Operating Officer
          Facsimile:     (208) 769-4107



          with a copy to:

          6500 Mineral Drive
          Coeur d'Alene, Idaho
          83815-8788
          U.S.A.
          Attn:     Michael B. White, Vice President - General Counsel
          Facsimile:     (208) 769-7612

     (b)  if to the Vendor at:

          Monarch Resources Limited
          41 Cedar Avenue
          Hamilton, Bermuda HM12

          Attn:     Carol Summers, Secretary
          Facsimile:     (441) 295-5328

          and

          Monarch Resources Limited
          5 Dickens Drive
          Princeton Junction, New Jersey
          08550

          Attn:     Lester C. Knight, Vice-President Finance & CFO
          Facsimile:     (609) 716-4923


          with a copy to:


          Fasken Campbell Godfrey
          4200 Toronto Dominion Bank Tower
          Box 20, TD Centre
          Toronto, Ontario
          M5K 1N6

          Attn:     Joel Binder
          Facsimile:     (416) 364-7813


or  such other address or addresses as the parties hereto may from time to  time hereafter designate by written notice given hereunder. Any notice, direction  or other instrument aforesaid will, if delivered, be deemed to have been given  and received  on  the day it was delivered, and if sent by facsimile, be  deemed  to have  been  given and received on the first Business Day following  the  day  of transmission.


8.7  Amendment or Variation:  This Agreement may not be amended or varied except by an instrument in writing signed by the party against whom enforcement of such amendment or variation is sought.

8.8    Expenses:    Except  as  otherwise  specifically  provided,   all   fees,

disbursements  and  other costs and expenses associated  with  the  transactions contemplated  in this Agreement including those of legal counsel,  auditors  and financial advisers, will be borne by the party incurring such expense.



8.9  Counterparts:  This Agreement may be executed by the parties in one or more counterparts and signatures exchanged by telecopier with the same effect  as  if all the parties had executed one original document.



8.10  Assignment:  Neither Party may assign this Agreement, in whole or in part,

without the prior written consent of the other party.



8.11 Entire Agreement:  This Agreement contains the entire agreement between the parties  with respect to the transactions contemplated herein, and is  delivered in  connection with and supersedes that certain Letter Agreement dated March 31,

1999,  as  extended  by further Letter Agreement dated May  10,  1999.  No  oral agreement,  promise, statement or representation which is not  contained  herein shall  be  binding  on the parties unless subsequently reduced  to  writing  and signed  by  the  parties.  The provisions of this Agreement shall supersede  all previous  oral or written agreements between the parties hereto with respect  to the transactions contemplated herein.

     IN  WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.



MONARCH RESOURCES LIMITED          HECLA MINING COMPANY

Per:  /s/ Lester C. Knight         Per:   /s/ Roger A. Kauffman
    --------------------------         ---------------------------------
     LESTER C. KNIGHT                   ROGER A. KAUFFMAN
     Vice President Finance - CFO       Executive Vice President - Chief
                                          Operating Officer

Per:                               Per:   /s/ Michael B. White
                                       ---------------------------------
                                        MICHAEL B. WHITE
                                        Vice President - General Counsel
                                          and Secretary